CUSTODY AGREEMENT

AGREEMENT, dated as of June 25, 2019, between Principal Diversified Select Real Asset Fund, a statutory trust organized and existing under the laws of the State of Delaware having its principal office and place of business at 711 High Street, Des Moines, IA 50392 (the “Fund”), and The Bank of New York Mellon, a New York corporation authorized to do a banking business having its principal office and place of business at 240 Greenwich Street, New York, New York 10286 (“Custodian”).

W I T N E S S E T H:

that for and in consideration of the mutual promises hereinafter set forth the Fund and Custodian agree as follows:

ARTICLE I
DEFINITIONS

Whenever used in this Agreement, the following words shall have the meanings set forth below:

1.“‘40 Act” shall mean the Investment Company Act of 1940, as amended.

2.“Anti-Money Laundering Laws” shall mean all anti-money laundering and counter-terrorist financing laws, rules, regulations, executive orders and requirements administered by any governmental authority of the U.S. (including the Bank Secrecy Act, the USA PATRIOT Act, and regulations of the U.S. Treasury Department which implement such acts) or any other applicable domestic or foreign authority over the Fund.

3.“Authorized Person” shall be any person, whether or not an officer or employee of the Fund, duly authorized by the Fund to give Instructions with respect to one or more Accounts (such persons to be designated in a Certificate annexed hereto as Schedule I or such other Certificate as may be received by Custodian from time to time), or any person reasonably believed by Custodian to be such a person.

4.“BNY Affiliate” shall mean any office, branch or subsidiary of The Bank of New York Mellon Corporation.

5.“Book-Entry System” shall mean the Federal Reserve/Treasury book-entry system for receiving and delivering securities, its successors and nominees.

6.“Business Day” shall mean any day on which Custodian is open for business.

7.“Composite Currency Unit” shall mean the Euro or any other composite currency unit consisting of the aggregate of specified amounts of specified currencies, as such unit may be constituted from time to time.

8.“Confidential Information” shall mean, with respect to a party, the terms of this Agreement and all non-public business and financial information of such party (including, with respect to the Fund, information regarding the Accounts and including, with respect to Custodian, information regarding its practices and procedures related to the services provided hereunder) disclosed to the other party in connection with this Agreement. For clarity, any and all information regarding the Fund’s portfolio holdings and transactions (“Portfolio Information”) is considered Confidential Information.

9.“Data Providers” shall mean pricing vendors, analytic providers, brokers, dealers, investment managers, Authorized Persons, subcustodians, depositories, and any other Person providing Market Data to Custodian.

10.“Depository” shall include (a) the Book-Entry System, (b) the Depository Trust Company, (c) any other clearing agency or securities depository registered with the Securities and Exchange Commission identified to the Fund from time to time and (d) the respective successors and nominees of the foregoing.

11.“Electronic Access Services” shall mean such services made available by Custodian or a BNY Affiliate to the Fund to electronically access information relating to the Accounts and/or to transmit Instructions.

12.“Foreign Depository” shall mean (a) Euroclear, (b) Clearstream Banking, societe anonyme, (c) each Eligible Securities Depository as defined in Rule 17f-7 under the ‘40 Act identified to the Fund from time to time and (d) the respective successors and nominees of the foregoing.

13.“Instructions” shall mean instructions issued to Custodian by way of (a) one of the following methods (each as and to the extent specified by Custodian as available for use in connection with the services hereunder): (i) the Electronic Access Services; (ii) third-party electronic communication services containing, where applicable, appropriate authorization codes, passwords or authentication keys, or otherwise appearing on their face to have been transmitted by an Authorized Person or (iii) third-party institutional trade matching utilities used to effect transactions in accordance with such utility’s customary procedures or (b) such other method as may be agreed by Custodian and the Fund and that appear on their face to have been transmitted by an Authorized Person. Custodian will be entitled to act and rely upon any Instruction received by it. When the Fund may or is required to issue Instructions, such Instructions will be issued by an Authorized Person.

14.“Losses” shall mean, collectively, losses, costs, expenses, damages, liabilities and claims, including reasonable counsel fees and expenses.

15.“Market Data” shall mean pricing or other data related to Securities or other assets. Market Data includes but is not limited to security identifiers, valuations, bond ratings, classification data, and other data received from third parties.

16.“Oral Instructions” shall mean verbal instructions received by Custodian from an Authorized Person or from a person reasonably believed by Custodian to be an Authorized Person.

17.“Person” or “Persons” shall mean any entity or individual.

18.“Sanctions” shall mean all economic sanctions laws, rules, regulations, executive orders and requirements administered by any governmental authority of the United States (including the U.S. Office of Foreign Assets Control) or any other applicable domestic or foreign authority with jurisdiction over the Fund.

19.“Series” shall mean the various portfolios, if any, of the Fund listed on Schedule II hereto, and if none are listed references to Series shall be references to the Fund.

20.“Securities” shall include, without limitation, any common stock and other equity securities, bonds, debentures and other debt securities, notes, mortgages or other obligations, and any instruments representing rights to receive, purchase, or subscribe for the same, or representing any other rights or interests therein (whether represented by a certificate or held in a depository or by a subcustodian), in each case as may be agreed upon from time to time by Custodian and the Fund.

21.“Subcustodian” shall mean a bank (including any branch thereof) or other financial institution (other than a Depository or Foreign Depository) located outside the U.S. which is utilized by Custodian in connection with the purchase, sale or custody of Securities hereunder and identified to the Fund from time to time, and their respective successors and nominees.

ARTICLE II
APPOINTMENT OF CUSTODIAN; ACCOUNTS;
REPRESENTATIONS, WARRANTIES, AND COVENANTS

1.    (a)     The Fund hereby appoints Custodian as custodian of all Securities and cash at any time delivered to Custodian during the term of this Agreement, and authorizes Custodian to hold Securities in registered form in its name or the name of its nominees. Custodian hereby accepts such appointment and agrees to establish and maintain one or more accounts for each Series in which Custodian will hold Securities and cash as provided herein. Custodian shall maintain books and records segregating the assets of each Series from the assets of any other Series. Such accounts (each, an “Account”; collectively, the “Accounts”) shall be in the name of the Fund.

(b)    Custodian may from time to time establish on its books and records such sub accounts as the Fund and Custodian may agree upon (each a “Special Account”), and Custodian shall reflect therein such assets as the Fund may specify in Instructions.

(c)    Custodian may from time to time establish pursuant to a written agreement with and for the benefit of a broker, dealer, futures commission merchant or other third party identified in Instructions such accounts on such terms and conditions as the Fund and Custodian shall agree, and Custodian shall transfer to such account such Securities and money as the Fund may specify in Instructions.

2.    The Fund hereby represents and warrants, which representations and warranties shall be continuing and shall be deemed to be reaffirmed upon each delivery of Instructions by the Fund, that:

(a)    It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement, and to perform its obligations hereunder;

(b)    This Agreement has been duly authorized, executed and delivered by the Fund and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms, and there is no statute, regulation, rule, order or judgment binding on it, and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property, which would prohibit its execution or performance of this Agreement;

(c)    It is conducting its business in substantial compliance with all applicable laws and requirements, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted;

(d)    It will not use the services provided by Custodian hereunder in any manner that is, or will result in, a violation of any law, rule or regulation applicable to the Fund;

(e)    Its board or its foreign custody manager, as defined in Rule 17f-5 under the ‘40 Act, has determined that use of each Subcustodian (including any Replacement Custodian) which Custodian is authorized to utilize in accordance with Section l(a) of Article III hereof satisfies the applicable requirements of the ‘40 Act and Rule 17f-5 thereunder;

(f)    The Fund or its investment adviser has determined that the custody arrangements of each Foreign Depository provide reasonable safeguards against the custody risks associated with maintaining assets with such Foreign Depository within the meaning of Rule 17f-7 under the ‘40 Act;

(g)    It is fully informed of the protections and risks associated with various methods of transmitting Instructions to Custodian, shall, and shall cause each Authorized Person, to safeguard and treat with extreme care any user and authorization codes, passwords and/or authentication keys, understands that there may be more secure methods of transmitting or delivering the same than the methods selected by it, and agrees that the security procedures (if any) to be followed in connection therewith provide a commercially reasonable degree of protection in light of its particular needs and circumstances.

(h)    It shall manage its borrowings, including, without limitation, any advance or overdraft (including any day-light overdraft) in the Accounts, so that the aggregate of its total borrowings for each Series does not exceed the amount such Series is permitted to borrow under the ‘40 Act;

(i)    Its transmission or giving of, and Custodian acting upon and in reliance on, Instructions pursuant to this Agreement shall at all times comply with the ‘40 Act;

(j)     It shall impose and maintain restrictions on the destinations to which cash may be disbursed by Instructions to ensure that each disbursement is for a proper purpose; and

(k)     It has the right to make the pledge and grant the security interest and security entitlement to Custodian contained in Section 1 of Article V hereof, free of any right of redemption or prior claim of any other person or entity, such pledge and such grants shall have a first priority subject to no setoffs, counterclaims, or other liens or grants prior to or on a parity therewith, and it shall take such additional steps as Custodian may require to assure such priority.

3.    The Fund hereby covenants that it shall from time to time complete and execute and deliver to Custodian upon Custodian’s request a Form FR U-1 (or successor form) whenever the Fund borrows from Custodian any money to be used for the purchase or carrying of margin stock as defined in Federal Reserve Regulation U.

4.    In no event shall the Fund be liable to Custodian or any third party for any Losses due to forces beyond the control of the Fund, including without limitation strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God, or interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services.

ARTICLE III
CUSTODY AND RELATED SERVICES

1.     (a)     Subject to the terms hereof, the Fund hereby authorizes Custodian to hold any Securities received by it from time to time for the Fund’s account. Custodian shall be entitled to utilize, subject to subsection (c) of this Section 1, Depositories, Subcustodians, and, subject to subsection (d) of this Section 1, Foreign Depositories, to the extent possible in connection with its performance hereunder. Securities and cash held in a Depository or Foreign Depository will be held subject to the rules, terms and conditions of such entity. Securities and cash held through Subcustodians shall be held subject to the terms and conditions of Custodian’s agreements with such Subcustodians. Subcustodians may be authorized to hold Securities in Foreign Depositories in which such Subcustodians participate. Unless otherwise required by local law or practice or a particular subcustodian agreement, Securities deposited with a Subcustodian, a Depositary or a Foreign Depository will be held in a commingled account, in the name of Custodian, holding only Securities held by Custodian as custodian for its customers. Custodian shall identify on its books and records the Securities and cash belonging to the Fund, whether held directly or indirectly through Depositories, Foreign Depositories or Subcustodians. Custodian shall, directly or indirectly through Subcustodians, Depositories or Foreign Depositories, endeavor, to the extent feasible, to hold Securities in the country or other jurisdiction in which the principal trading market for such Securities is located, where such Securities are to be presented for cancellation and/or payment and/or registration, or where such Securities are acquired. Custodian at any time may cease utilizing any Subcustodian and/or may replace a Subcustodian with a different Subcustodian (the “Replacement Subcustodian”). In the event Custodian selects a Replacement Subcustodian, Custodian shall not utilize such Replacement Subcustodian until after the Fund’s board or foreign custody manager has determined that utilization of such Replacement Subcustodian satisfies the requirements of the ‘40 Act and Rule 17f-5 thereunder.

(b)    Unless Custodian has received Instructions to the contrary, Custodian shall hold Securities indirectly through a Subcustodian only if (i) the Securities are not subject to any right, charge, security interest, lien or claim of any kind in favor of such Subcustodian or its creditors or operators, including a receiver or trustee in bankruptcy or similar authority, except for a claim of payment for the safe custody or administration of Securities on behalf of the Fund by such Subcustodian, and (ii) beneficial ownership of the Securities is freely transferable without the payment of money or value other than for safe custody or administration.

(c)    With respect to each Depository, Custodian (i) shall exercise due care in accordance with reasonable commercial standards in discharging its duties as a securities intermediary to obtain and thereafter maintain Securities or financial assets deposited or held in such Depository, and (ii) will provide, promptly upon request by the Fund, such reports as are available concerning the internal accounting controls and financial strength of Custodian.

(d)    With respect to each Foreign Depository, Custodian shall exercise reasonable care, prudence, and diligence (i) to provide the Fund with an analysis of the custody risks associated with maintaining assets with the Foreign Depository, and (ii) to monitor such custody risks on a continuing basis and promptly notify the Fund of any material change in such risks. The Fund acknowledges and agrees that such analysis and monitoring shall be made on the basis of, and limited by, information gathered from Subcustodians or through publicly available information otherwise obtained by Custodian and shall not include any evaluation of Country Risks. As used herein the term “Country Risks” shall mean with respect to any Foreign Depository: (a) the financial infrastructure of the country in which it is organized, (b) such country’s prevailing custody and settlement practices, (c) nationalization, expropriation or other governmental actions, (d) such country’s regulation of the banking or securities industry, (e) currency controls, restrictions, devaluations or fluctuations and (f) market conditions which affect the order execution of securities transactions or affect the value of securities.

2.    Custodian shall make available to the Fund an advice of daily transactions (including a confirmation of each transfer of Securities) and a monthly summary of all transfers to or from the Accounts.

3.    With respect to all Securities held hereunder, Custodian shall, unless otherwise instructed to the contrary:

(a)    Receive all income and other payments and advise the Fund as promptly as practicable of any such amounts due but not paid;

(b)    Present for payment and receive the amount paid upon all Securities which may mature and advise the Fund as promptly as practicable of any such amounts due but not paid;

(c)    Forward to the Fund copies of all information or documents that it may actually receive from an issuer of Securities which, in the opinion of Custodian, are intended for the beneficial owner of Securities;

(d)    Execute, as custodian, any certificates of ownership, affidavits, declarations or other certificates under any tax laws now or hereafter in effect in connection with the collection of bond and note coupons;

(e)    Hold directly or through a Depository, a Foreign Depository or a Subcustodian all rights and similar Securities issued with respect to any Securities credited to an Account hereunder; and

(f)    Endorse for collection checks, drafts or other negotiable instruments.

4.    (a)     Custodian shall timely notify the Fund of rights or discretionary actions with respect to Securities held hereunder, and of the date or dates by when such rights must be exercised or such action must be taken, provided that Custodian has actually received, from the issuer or the relevant Depository (with respect to Securities issued in the United States) or from the relevant Subcustodian, Foreign Depository or a nationally or internationally recognized bond or corporate action service to which Custodian subscribes, timely notice of such rights or discretionary corporate action or of the date or dates such rights must be exercised or such action must be taken. Absent actual receipt of such notice, Custodian shall have no liability for failing to so notify the Fund.

(b)     Whenever Securities (including, but not limited to, warrants, options, tenders, options to tender or non-mandatory puts or calls) confer discretionary rights on the Fund or provide for discretionary action or alternative courses of action by the Fund, the Fund shall be responsible for making any decisions relating thereto and for directing Custodian to act. In order for Custodian to act, it must receive the Fund’s Instructions at Custodian’s offices, addressed as Custodian may from time to time request, not later than noon (New York time) at least two (2) Business Days prior to the last scheduled date to act with respect to such Securities (or such earlier date or time as Custodian may specify to the Fund). Absent Custodian’s timely receipt of such Instructions, Custodian shall not be liable for failure to take any action relating to or to exercise any rights conferred by such Securities.

5.    All voting rights with respect to Securities, however registered, shall be exercised by the Fund or its designee. Custodian will make available to the Fund proxy voting services upon the request of, and for the jurisdictions selected by, the Fund in accordance with terms and conditions to be mutually agreed upon by Custodian and the Fund.

6.    Custodian shall promptly advise the Fund upon Custodian’s actual receipt of notification of the partial redemption, partial payment or other action affecting less than all Securities of the relevant class. If Custodian, any Subcustodian, any Depository or any Foreign Depository holds any Securities in which the Fund has an interest as part of a fungible mass, Custodian, such Subcustodian, Depository or Foreign Depository may select the Securities to participate in such partial redemption, partial payment or other action in any non-discriminatory manner that it customarily uses to make such selection.

7.    Custodian shall not under any circumstances accept bearer interest coupons which have been stripped from U.S. federal, state or local government or agency securities unless explicitly agreed to by Custodian in writing.

8.    The Fund shall be liable for all taxes, assessments, duties and other governmental charges, including any interest or penalty with respect thereto (“Taxes”), with respect to any cash or Securities held on behalf of the Fund or any transaction related thereto. The Fund shall indemnify Custodian and each Subcustodian for the amount of any Tax that Custodian, any such Subcustodian or any other withholding agent is required under applicable laws (whether by assessment or otherwise) to pay on behalf of, or in respect of income earned by or payments or distributions made to or for the account of the Fund (including any payment of Tax required by reason of an earlier failure to withhold). Custodian shall, or shall instruct the applicable Subcustodian or other withholding agent to, withhold the amount of any Tax which is required to be withheld under applicable law upon collection of any dividend, interest or other distribution made with respect to any Security and any proceeds or income from the sale, loan or other transfer of any Security. In the event that Custodian or any Subcustodian is required under applicable law to pay any Tax on behalf of the Fund, Custodian is hereby authorized to withdraw cash from any cash account in the amount required to pay such Tax and to use such cash, or to remit such cash to the appropriate Subcustodian or other withholding agent, for the timely payment of such Tax in the manner required by applicable law. If the aggregate amount of cash in all cash accounts is not sufficient to pay such Tax, Custodian shall promptly notify the Fund of the additional amount of cash (in the appropriate currency) required, and the Fund shall directly deposit such additional amount in the appropriate cash account promptly after receipt of such notice, for use by Custodian as specified herein. In the event that Custodian reasonably believes that the Fund is eligible, pursuant to applicable law or to the provisions of any tax treaty, for a reduced rate of, or exemption from, any Tax which is otherwise required to be withheld or paid on behalf of the Fund under any applicable law, Custodian shall, or shall instruct the applicable Subcustodian or withholding agent to, either withhold or pay such Tax at such reduced rate or refrain from withholding or paying such Tax, as appropriate; provided that Custodian shall have received from the Fund all documentary evidence of residence or other qualification for such reduced rate or exemption required to be received under such applicable law or treaty. In the event that Custodian reasonably believes that a reduced rate of, or exemption from, any Tax is obtainable only by means of an application for refund, Custodian and the applicable Subcustodian shall have no responsibility for the accuracy or validity of any forms or documentation provided by the Fund to Custodian hereunder. The Fund hereby agrees to indemnify and hold harmless Custodian and each Subcustodian in respect of any liability arising from any under withholding or underpayment of any Tax which results from the inaccuracy or invalidity of any such forms or other documentation, and such obligation to indemnify shall be a continuing obligation of the Fund, its successors and assigns notwithstanding the termination of this Agreement. The Fund agrees that Custodian is not a tax adviser and does not provide tax advice to the Fund; the Fund will obtain its own independent tax advice for any tax-related matters.

9.    (a)     For the purpose of settling Securities and foreign exchange transactions, the Fund shall provide Custodian with sufficient immediately available funds for all transactions by such time and date as conditions in the relevant market dictate. As used herein, “sufficient immediately available funds” shall mean either (i) sufficient cash denominated in U.S. dollars to purchase the necessary foreign currency, or (ii) sufficient applicable foreign currency, to settle the transaction. Custodian shall provide the Fund with immediately available funds each day which result from the actual settlement of all sale transactions, based upon advices received by Custodian from Subcustodians, Depositories and Foreign Depositories. Such funds shall be in U.S. dollars or such other currency as the Fund may specify to Custodian.

(b)    Any foreign exchange transaction effected by Custodian in connection with this Agreement may be entered with Custodian or a BNY Affiliate acting as principal or otherwise through customary banking channels. The Fund may issue standing Instructions with respect to foreign exchange transactions, but Custodian may establish rules or limitations concerning any foreign exchange facility made available to the Fund. With respect to any such foreign exchange transaction, Custodian or a BNY Affiliate is acting as a principal counterparty on its own behalf and is not acting as a fiduciary or agent for, or on behalf of, the Fund, a Series, an investment manager or any Account. The Fund shall bear all risks of investing in Securities or holding cash denominated in a foreign currency.

(c)    To the extent that Custodian has agreed to provide pricing or other information services in connection with this Agreement, Custodian is authorized to utilize any vendor (including brokers and dealers of Securities) reasonably believed by Custodian to be reliable to provide such information. The Fund understands that certain pricing information with respect to complex financial instruments (e.g., derivatives) may be based on calculated amounts rather than actual market transactions and may not reflect actual market values, and that the variance between such calculated amounts and actual market values may or may not be material. Where vendors do not provide information for particular Securities or other property, an Authorized Person may advise Custodian in an Instruction regarding the fair market value of, or provide other information with respect to, such Securities or property as determined by it in good faith. Custodian shall not be liable for any Losses incurred as a result of errors or omissions with respect to any pricing or other information utilized by Custodian hereunder.

10.    Custodian may follow Instructions with respect to Market Data, even if such Instructions direct Custodian to override its usual procedures and Market Data sources. Custodian is entitled to rely without inquiry on Market Data and information provided by the Fund and shall not be liable for any Losses incurred as a result of errors or omissions with respect to any Market Data or information provided by the Fund which is utilized by Custodian hereunder. Market Data may be the intellectual property of the Data Providers, which may impose additional terms and conditions on the Fund’s use of such Market Data; such additional terms and conditions can be found at http://www.bnymellon.com/products/assetservicing/vendoragreement.pdf (or a successor site the address of which is provided by Custodian to the Fund), and the Fund agrees to those terms and conditions as they are posted on such site from time to time to the extent the Fund uses the applicable Market Data.

11.    Until such time as Custodian receives a certificate to the contrary with respect to a particular Security, Custodian may release the identity of the Fund to an issuer which requests such information pursuant to the Shareholder Communications Act of 1985 for the specific purpose of direct communications between such issuer and shareholder.

ARTICLE IV
PURCHASE AND SALE OF SECURITIES;
CREDITS TO ACCOUNT

1.    Promptly after each purchase or sale of Securities by the Fund, the Fund shall deliver to Custodian Instructions specifying all information Custodian may reasonably request to settle such purchase or sale. Custodian shall account for all purchases and sales of Securities on the actual settlement date unless otherwise agreed by Custodian.

2.    The Fund acknowledges that transactions will be settled using practices customary in the jurisdiction or market where the transaction occurs and assumes full responsibility for all risks involved in connection with Custodian’s delivery of assets in accordance with local market practice. Custodian agrees that where consistent with local market practice (a) if instructed to deliver Securities against receipt of payment, delivery of such Securities and receipt of payment therefor must be completed simultaneously and (b) if instructed to deliver payment against receipt of Securities, delivery of such payment and receipt of Securities therefor must be completed simultaneously; if unable to do so, Custodian will notify the Fund as soon as practicable after receipt of the Instructions.

3.    Custodian may, as a matter of bookkeeping convenience or by separate agreement with the Fund, credit the Account with the proceeds from the sale, redemption or other disposition of Securities or interest, dividends or other distributions payable on Securities, or any foreign exchange transaction affected in connection with this Agreement, prior to its actual receipt of final payment therefor. All such credits shall be conditional until Custodian’s actual receipt of final payment and may be reversed by Custodian with notice to the Fund, to the extent that final payment is not received. Payment with respect to a transaction will not be “final” until Custodian shall have received immediately available funds which under applicable local law, rule and/or practice are irreversible and not subject to any security interest, levy or other encumbrance, and which are specifically applicable to such transaction.

ARTICLE V
OVERDRAFTS OR INDEBTEDNESS

1.    If Custodian should in its sole discretion advance funds on behalf of any Series which results in an overdraft (including, without limitation, any day-light overdraft) because the money held by Custodian in an Account for such Series shall be insufficient to pay the total amount payable upon a purchase of Securities specifically allocated to such Series, as set forth in Instructions, or if an overdraft arises in the account of a Series for some other reason, including, without limitation, because of a reversal of a conditional credit or the purchase of any currency, or if the Fund is for any other reason indebted to Custodian with respect to a Series, including any indebtedness to The Bank of New York Mellon under the Fund’s Cash Management and Related Services Agreement (except a borrowing for investment or for temporary or emergency purposes using Securities as collateral pursuant to a separate agreement and subject to the provisions of Section 2 of this Article), such overdraft or indebtedness shall be deemed to be a loan made by Custodian to the Fund for such Series payable on demand and shall bear interest from the date incurred at a rate per annum ordinarily charged by Custodian to its institutional customers, as such rate may be adjusted from time to time. In addition, the Fund hereby pledges and grants to Custodian and agrees that Custodian shall to the maximum extent permitted by law have a continuing lien, security interest and security entitlement in and to any property, including, without limitation, any investment property or any financial asset, of such Series at any time held by Custodian for the benefit of such Series or in which such Series may have an interest which is then in Custodian’s possession or control or in possession or control of any third party acting in Custodian’s behalf. The Fund authorizes Custodian, in its sole discretion, at any time to charge any such overdraft or indebtedness together with interest due thereon against any balance of account standing to such Series’ credit on Custodian’s books.

2.    If the Fund borrows money from any bank (including Custodian if the borrowing is pursuant to a separate agreement) for investment or for temporary or emergency purposes using Securities held by Custodian hereunder as collateral for such borrowings, the Fund shall deliver to Custodian Instructions specifying with respect to each such borrowing: (a) the Series to which such borrowing relates, (b) the name of the bank, (c) the amount of the borrowing, (d) the time and date, if known, on which the loan is to be entered into, (e) the total amount payable to the Fund on the borrowing date, (f) the Securities to be delivered as collateral for such loan, including the name of the issuer, the title and the number of shares or the principal amount of any particular Securities and (g) a statement specifying whether such loan is for investment purposes or for temporary or emergency purposes and that such loan is in conformance with the ‘40 Act and the Fund’s prospectus. Custodian shall deliver on the borrowing date specified in Instructions the specified collateral against payment by the lending bank of the total amount of the loan payable, provided that the same conforms to the total amount payable as set forth in the Instructions. Custodian may, at the option of the lending bank, keep such collateral in its possession, but such collateral shall be subject to all rights therein given the lending bank by virtue of any promissory note or loan agreement. Custodian shall deliver such Securities as additional collateral as may be specified in Instructions to collateralize further any transaction described in this Section. The Fund shall cause all Securities released from collateral status to be returned directly to Custodian, and Custodian shall receive from time to time such return of collateral as may be tendered to it. In the event that the Fund fails to specify in Instructions the Series, the name of the issuer, the title and number of shares or the principal amount of any particular Securities to be delivered as collateral by Custodian, Custodian shall not be under any obligation to deliver any Securities.

ARTICLE VI
SALE AND REDEMPTION OF SHARES

1.    Whenever the Fund shall sell any shares issued by the Fund (“Shares”) it shall deliver to Custodian Instructions specifying the amount of money and/or Securities to be received by Custodian for the sale of such Shares and specifically allocated to an Account for the appropriate Series.

2.    Upon receipt of such money, Custodian shall credit such money to an Account in the name of the Series for which such money was received.

3.    Except as provided hereinafter, whenever the Fund desires Custodian to make payment out of the money held by Custodian hereunder in connection with a redemption of any Shares, it shall furnish to Custodian Instructions specifying the total amount to be paid for such Shares. Custodian shall make payment of such total amount to the transfer agent specified in such Instructions out of the money held in an Account of the appropriate Series.

4.    Notwithstanding the above provisions regarding the redemption of any Shares, whenever any Shares are redeemed pursuant to any check redemption privilege which may from time to time be offered by the Fund, Custodian, unless otherwise instructed by Instructions, shall, upon presentment of such check, charge the amount thereof against the money held in the Account of the Series of the Shares being redeemed, provided, that if the Fund or its agent timely advises Custodian that such check is not to be honored, Custodian shall return such check unpaid.

ARTICLE VII
PAYMENT OF DIVIDENDS OR DISTRIBUTIONS

1.    Whenever the Fund shall determine to pay a dividend or distribution on Shares it shall furnish to Custodian Instructions setting forth with respect to the Series specified therein the date of the declaration of such dividend or distribution, the total amount payable, and the payment date.

2.    Upon the payment date specified in such Instructions, Custodian shall pay out of the money held for the account of such Series the total amount payable to the dividend agent of the Fund specified therein.

ARTICLE VIII
CONCERNING CUSTODIAN

1.     (a)     Custodian shall exercise such good faith, reasonable care, diligence and prudence as a professional custodian for securities would exercise in carrying out all of these duties and obligations. Except as otherwise expressly provided herein, Custodian shall not be liable for any Losses incurred by or asserted against the Fund, except those Losses arising out of Custodian’s own negligence or willful misconduct. With respect to any Losses related to the loss of Securities as a result of Custodian’s negligence or willful misconduct, the liability of Custodian shall be limited to the lesser of: (i) replacement of any such Securities or the market value thereof calculated at the time of the occurrence of such loss and (ii) the value of any loss of rights or privileges resulting from such loss or destruction. In no event shall Custodian’s total liability for any such loss of Securities exceed the total amount of the fees paid by the Fund to Custodian for services hereunder for a period of twelve consecutive calendar months prior to the occurrence of such loss or such lesser period of time if this Agreement has not been in effect for twelve consecutive calendar months. In no event shall Custodian be liable for special, indirect or consequential damages even if Custodian has been advised of the possibility of such damages.

(b)    Without limiting the foregoing, with respect to any Losses incurred by the Fund as a result of the act or failure to act by a Subcustodian listed on Schedule III, Custodian shall be liable to the Fund for such Losses, but only to the extent such Losses arise out of or are caused by acts or failure to act by such Subcustodian for which it is liable under the terms of its agreement with Custodian and the laws governing such agreement. With respect to any Losses incurred by the Fund as a result of the acts or omission of a Subcustodian not listed on Schedule III, Custodian shall take appropriate action to recover such Losses, and Custodian’s liability shall be limited to the amount recovered net of reasonable costs and expenses. Without limiting Custodian’s responsibilities under Section 1(c) and Section 1(d) of Article III hereof, Custodian shall have no liability whatsoever for the action or inaction of any Depositories or Foreign Depositories. Neither Custodian nor any Subcustodian shall be liable: (i) for acting in accordance with Instructions; (ii) for conclusively presuming that all disbursements of cash directed by an Instruction are in accordance with Section 2(i) of Article II hereof; (iii) for holding property in any particular country, including, but not limited to, Losses resulting from nationalization, expropriation or other governmental actions; regulation of the banking or securities industry; exchange or currency controls or restrictions, devaluations or fluctuations; availability of cash or Securities or market conditions which prevent the transfer of property or execution of Securities transactions or affect the value of property; (iv) for any Losses due to forces beyond the reasonable control of Custodian, including without limitation general strikes or work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God, or loss or malfunctions of public utilities, non-internal communication services, and (but only to the extent beyond Custodian’s reasonable control and not due to Custodian’s negligence or willful misconduct, and provided that Custodian is maintaining such back-up system(s) and disaster recovery plan(s) as are required by its regulators and all laws applicable to Custodian) loss or malfunction of internal communication services or of computer (software or hardware) services; it being understood that Custodian shall use commercially reasonable best efforts to resume performance as soon as practicable under the circumstances; (v) for the insolvency of any Subcustodian (other than a BNY Affiliate), any Depository and any Foreign Depository; or (vi) for any Losses arising from the applicability of any law or regulation now or hereafter in effect, or from the occurrence of any event, including, without limitation, implementation or adoption of any rules or procedures of a Foreign Depository, which may affect, limit, prevent or impose costs or burdens on, the transferability, convertibility or availability of any currency or Composite Currency Unit in any country or on the transfer of any Securities, and in no event shall Custodian be obligated to substitute another currency for a currency (including a currency that is a component of a Composite Currency Unit) whose transferability, convertibility or availability has been affected, limited or prevented by such law, regulation or event, and to the extent that any such law, regulation or event imposes a cost or charge upon Custodian in relation to the transferability, convertibility or availability of any cash currency or Composite Currency Unit, such cost or charge shall be for the account of the Fund, and Custodian may treat any account denominated in an affected currency as a group of separate accounts denominated in the relevant component currencies.

(c)    Custodian may enter into subcontracts, agreements and understandings with any BNY Affiliate, whenever and on such terms and conditions as it deems necessary or appropriate to perform its services hereunder. No such subcontract, agreement or understanding shall discharge Custodian from its obligations hereunder.

(d)    The Fund agrees to indemnify Custodian and hold Custodian harmless from and against any and all Losses sustained or incurred by or asserted against Custodian by reason of or as a result of any action or inaction, or arising out of Custodian’s performance hereunder, including reasonable fees and expenses of counsel incurred by Custodian (including in a successful defense of claims by the Fund); provided however, that the Fund shall not indemnify Custodian for those Losses arising out of Custodian’s own negligence or willful misconduct. This indemnity shall be a continuing obligation of the Fund, its successors and assigns, notwithstanding the termination of this Agreement, until expiration of the applicable statute of limitations.

2.    Without limiting the generality of the foregoing, Custodian shall be under no obligation to inquire into, and shall not be liable for:

(a)    Any Losses incurred by the Fund or any other person as a result of the receipt or acceptance of fraudulent, forged or invalid Securities, or Securities which are otherwise not freely transferable or deliverable without encumbrance in any relevant market;

(b)    The validity of the issue of any Securities purchased, sold or written by or for the Fund, the legality of the purchase, sale or writing thereof, or the propriety of the amount paid or received therefor;

(c)    The legality of the sale or redemption of any Shares, or the propriety of the amount to be received or paid therefor;

(d)    The legality of the declaration or payment of any dividend or distribution by the Fund;

(e)    The legality of any borrowing by the Fund;

(f)    The legality of any loan of portfolio Securities, nor shall Custodian be under any duty or obligation to see to it that any cash or collateral delivered to it by a broker, dealer or financial institution or held by it at any time as a result of such loan ·of portfolio Securities is adequate security for the Fund against any loss it might sustain as a result of such loan, which duty or obligation shall be the sole responsibility of the Fund. In addition, Custodian shall be under no duty or obligation to see that any broker, dealer or financial institution to which portfolio Securities of the Fund are lent makes payment to it of any dividends or interest which are payable to or for the account of the Fund during the period of such loan or at the termination of such loan, provided, however that Custodian shall promptly notify the Fund in the event that such dividends or interest are not paid and received when due;

(g)    The sufficiency or value of any amounts of money and/or Securities held in any Special Account in connection with transactions by the Fund, whether any broker, dealer, futures commission merchant or clearing member makes payment to the Fund of any variation margin payment or similar payment which the Fund may be entitled to receive from such broker, dealer, futures commission merchant or clearing member, or whether any payment received by Custodian from any broker, dealer, futures commission merchant or clearing member is the amount the Fund is entitled to receive, or to notify the Fund of Custodian’s receipt or non-receipt of any such payment; or

(h)    Whether any Securities at any time delivered to, or held by it or by any Subcustodian, for the account of the Fund and specifically allocated to a Series are such as properly may be held by the Fund or such Series under the provisions of its then current prospectus and statement of additional information, or to ascertain whether any transactions by the Fund, whether or not involving Custodian, are such transactions as may properly be engaged in by the Fund.

3.    Custodian shall be under no obligation to take action to collect any amount payable on Securities in default, or if payment is refused after due demand and presentment.

4.    Custodian shall have no duty or responsibility to inquire into, make recommendations, supervise, or determine the suitability of any transactions affecting any Account.

5.    The Fund shall pay to Custodian the fees and charges as may be specifically agreed upon from time to time and such other fees and charges at Custodian’s standard rates for such services as may be applicable. The Fund shall reimburse Custodian for all costs associated with the conversion of the Fund’s Securities hereunder and the transfer of Securities and records kept in connection with this Agreement. The Fund shall also reimburse Custodian for out-of-pocket expenses which are a normal incident of the services provided hereunder.

6.    Custodian has the right to debit any cash account for any amount payable by a Series of the Fund in connection with any and all obligations of the Series of the Fund to Custodian. In addition to the rights of Custodian under applicable law and other agreements, at any time when the Fund shall not have honored any of its obligations to Custodian, Custodian shall have the right with timely subsequent notice to the Fund, to retain or set-off, against such obligations of the Fund, any Securities or cash Custodian or a BNY Affiliate may directly or indirectly hold for the account of the Fund, and any obligations (whether matured or unmatured) that Custodian or a BNY Affiliate may have to the Fund in any currency or Composite Currency Unit. Any such asset of, or obligation to, the Fund may be transferred to Custodian and any BNY Affiliate in order to effect the above rights.

7.    The Fund agrees that while it is not part of Custodian’s normal practices to accept Oral Instructions, Custodian may in certain limited circumstances accept Oral Instructions. In such event, such

Oral Instructions will be deemed Instructions for purposes of this Agreement. The Fund will promptly confirm such Oral Instructions in writing. The Fund agrees that the fact that such written confirmation is not received or that a contrary Instruction is received by Custodian shall in no way affect the validity or enforceability of transactions authorized by such Oral Instructions and effected by Custodian. If the Fund elects to use the Electronic Access Services in connection with this Agreement, the Fund’s use thereof shall be subject to the terms and conditions contained in a separate written agreement between the parties or their affiliates. If the Fund elects (with Custodian’s prior consent) to transmit Instructions through an electronic communications service owned or operated by a third party, the Fund agrees that Custodian shall not be responsible or liable for the reliability or availability of any such service. Custodian will not be liable for Losses arising out of receiving or transmitting information to or from the Fund or an Authorized Person via a non-secure method selected by the Fund.

8.    The books and records pertaining to the Fund which are in possession of Custodian shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the ‘40 Act and the rules thereunder. The Fund, or its authorized representatives, shall have access to such books and records during Custodian’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by Custodian to the Fund or its authorized representative. Upon the reasonable request of the Fund, Custodian shall provide in hard copy or on computer disc any records included in any such delivery which are maintained by Custodian on a computer disc, or are similarly maintained.

9.    Custodian shall provide the Fund with any report obtained by Custodian on the system of internal accounting control of a Depository, and with such reports on its own system of internal accounting control as the Fund may reasonably request from time to time.

10.    Custodian shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement, and no covenant or obligation shall be implied against Custodian in connection with this Agreement.

11.    (a)    Throughout the term of this Agreement, the Fund: (i) will have in place and will implement policies and procedures designed to prevent violations of Sanctions, including measures to accomplish effective and timely scanning of all relevant data with respect to incoming or outgoing assets or transactions relating to this Agreement; (ii) will use reasonable efforts to ensure that neither the Fund nor any of its affiliates, directors, trustees, officers or employees is an individual or entity that is, or is owned or controlled by an individual or entity that is: (A) the target of Sanctions or (B) located, organized or resident in a country or territory that is, or whose government is, the target of Sanctions and (iii) will not, directly or indirectly, use the Accounts in any manner that would result in a violation by the Fund or Custodian of Sanctions.

(b)    The Fund acknowledges and agrees that, in connection with the services provided by Custodian under this Agreement, each of the Fund’s investors is not a customer or joint customer with Custodian. The Fund (and not Custodian) has the responsibility to, and will, fulfill any compliance requirement or obligation with respect to each of its investors under all Anti-Money Laundering Laws. Without limiting any obligation imposed on the Fund by Anti-Money Laundering Laws, throughout the term of this Agreement, the Fund will maintain a compliance program with respect to its investors that includes the following: (i) a know-your-customer program in order to understand and verify the identity of each investor, in accordance with the requirements of the Bank Secrecy Act and the relevant regulations thereunder, (ii) a transaction surveillance and monitoring program and (iii) a policy for identifying and reporting any suspicious transactions and/or activities with respect to each investor to the appropriate law enforcement and regulatory authorities and to Custodian where related to the services provided by Custodian hereunder.

(c)    The Fund will promptly provide to Custodian such information as Custodian reasonably requests in connection with the matters referenced in this Section 11, including information regarding (i) the Accounts, (ii) the assets and the source thereof, (iii) the identity of any individual or entity having or claiming an interest therein and (iv) the Fund’s anti-money laundering and Sanctions compliance programs and any related records and/or transaction information, including with respect to any investor, regardless of whether such request is made under USA PATRIOT Act Section 314(b) (where applicable). The Fund will cooperate with Custodian and provide assistance reasonably requested by Custodian in connection with any anti-money laundering and terrorist financing or Sanctions inquiries.

(d)    Custodian may decline to act or provide services in respect of any Account, and take such other actions as it, in its reasonable discretion, deems necessary or advisable, in connection with the matters referenced in this Section 11. If Custodian declines to act or provide services as provided in the preceding sentence, except as otherwise prohibited by applicable law or official request, Custodian will inform the Fund as soon as reasonably practicable.

(e)    While the Fund remains responsible for the matters set forth in sub-sections (a) and (b) of this Section 11, it is noted that certain duties relating to such matters may be delegated by the Fund to its transfer agent service provider.

ARTICLE IX
TERMINATION

1.    Either of the parties hereto may terminate this Agreement by giving to the other party a notice in writing specifying the date of such termination, which shall be not less than ninety (90) days after the date of giving of such notice. In the event such notice is given by the Fund, it shall be accompanied by a notice designating a successor custodian or custodians. In the event such notice is given by Custodian, the Fund shall, on or before the termination date, deliver to Custodian a notice designating a successor custodian or custodians. In the absence of such designation by the Fund, Custodian may designate a successor custodian which shall be a bank or trust company having not less than $2,000,000 aggregate capital, surplus and undivided profits. Upon the date set forth in such notice this Agreement shall terminate, and Custodian shall upon receipt of a notice of acceptance by the successor custodian on that date deliver directly to the successor custodian all Securities and money then owned by the Fund and held by it as Custodian, after deducting all fees, expenses and other amounts for the payment or reimbursement of which it shall then be entitled.

2.    If a successor custodian is not designated by the Fund or Custodian in accordance with the preceding Section, the Fund shall upon the date specified in the notice of termination of this Agreement and upon the delivery by Custodian of all Securities (other than Securities which cannot be delivered to the Fund) and money then owned by the Fund be deemed to be its own custodian and Custodian shall thereby be relieved of all duties and responsibilities pursuant to this Agreement, other than the duty with respect to Securities which cannot be delivered to the Fund to hold such Securities hereunder in accordance with this Agreement.

ARTICLE X
MISCELLANEOUS

1.    Unless expressly authorized by the Fund in this Agreement or otherwise, Custodian agrees to maintain in strict confidence the Portfolio Information and will not use such Portfolio Information for any purposes (including for the purpose of engaging in securities transactions) or disclose such Portfolio Information to any affiliate or third party either orally or in writing for any purpose other than for the purposes of performing duties under this Agreement. Custodian agrees to take all precautions that are reasonably necessary to ensure the performance of its obligations set forth in the preceding sentence and will restrict access to the Portfolio Information accordingly. Notwithstanding the foregoing provisions of this Section 1, Portfolio Information may be disclosed and used as provided in this Section 1, including disclosure to the Fund’s adviser, sub-adviser(s) and proxy service providers and disclosure required by the rules of a stock exchange, the rules of a regulatory or self-regulatory authority, a subcustodian or depository, or the terms of a security or the organizational documents of the issuer of a security.

Each party agrees to use the Confidential Information of the other party solely to accomplish the purposes of this Agreement and, except in connection with such purposes or as otherwise permitted in this Agreement, not to disclose such information to any other person without the prior written consent of the other party. Notwithstanding the foregoing, Custodian may: (a) use and disclose the Fund’s Confidential Information in connection with certain functions performed on a centralized basis by Custodian, BNY Affiliates and joint ventures and their service providers (including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, compilation and analysis of customer-related data and storage), so long as such recipients are subject to reasonable confidentiality obligations, and (b) store the names and business contact information of the Fund’s employees and representatives relating to this Agreement on the systems or in the records of its BNY Affiliates and joint ventures and its and their service providers. In addition, Custodian may aggregate information regarding the Fund and the Accounts on an anonymized basis with other similar client data for Custodian’s and its BNY Affiliates’ reporting, research, product development and distribution, and marketing purposes. The parties’ respective obligations under this Section 1 will not apply to any such information: (a) that is, as of the time of its disclosure or thereafter becomes, part of the public domain through a source other than the receiving party, (b) that was known to the receiving party as of the time of its disclosure and was not otherwise subject to confidentiality obligations, (c) that is independently developed by the receiving party without reference to such information, (d) that is subsequently learned from a third party not known to be under a confidentiality obligation to the disclosing party or (e) that is required to be disclosed pursuant to applicable law, rule, regulation, requirement of any law enforcement agency, court order or other legal process or at the request of a regulatory authority. Custodian agrees to notify the Fund promptly upon its receipt of a subpoena, court order or other process requiring disclosure of the Portfolio Information in order to permit the Fund an opportunity to seek a protective order or other judicial relief, unless such notification is prohibited under applicable law or by Custodian’s regulators.

2.    Except to the extent doing so would limit use or disclosure of information permitted by Section 1 of this Article, upon termination of this Agreement each party will upon request of the other party delete or return to the other party all Confidential Information of the other party and delete existing copies unless applicable obligation requires storage of the Confidential Information.  The parties acknowledge that each party has legal and professional obligations under applicable laws, rules and regulations that may prevent the party from returning or destroying all or part of the Confidential Information. In the event a party is prevented by applicable obligation from returning or destroying all or part of such Confidential Information, the party agrees that it shall maintain the confidentiality of that Confidential Information in accordance with this Agreement until that Confidential Information is returned or destroyed. In the event a party requests that

Confidential Information be returned, as opposed to being destroyed, the requesting party shall be responsible for all reasonable fees incurred by the other party to meet such requirements.
3.    The Fund agrees to furnish to Custodian a new Certificate of Authorized Persons in the event of any change in the then present Authorized Persons. Until such new Certificate is received, Custodian shall be fully protected in acting upon such present Authorized Persons.

4.    Any notice or other instrument in writing, authorized or required by this Agreement to be given to Custodian, shall be sufficiently given if addressed to Custodian and received by it at its offices at 240 Greenwich Street, New York, New York 10286, or at such other place as Custodian may from time to time designate in writing.

5.    Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Fund shall be sufficiently given if addressed to the Fund and received by it at its offices at 711 High Street, Des Moines, IA 50392, or at such other place as the Fund may from time to time designate in writing.

6.    Each and every right granted to either party hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of either party to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by either party of any right preclude any other or future exercise thereof or the exercise of any other right.

7.    In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties, except that any amendment to the Schedule I hereto need be signed only by the Fund. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by either party without the written consent of the other.

8.    This Agreement shall be construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws principles thereof. The Fund and Custodian hereby consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. The Fund hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that such proceeding brought in such a court has been brought in an inconvenient forum. The Fund and Custodian each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

9.    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

10.    The Fund hereby acknowledges that Custodian is subject to federal laws, including the Customer Identification Program (CIP) requirements under the USA PATRIOT Act and its implementing regulations, pursuant to which Custodian must obtain, verify and record information that allows Custodian to identify the Fund. Accordingly, prior to opening an Account hereunder Custodian will ask the Fund to provide certain information including, but not limited to, customer’s name, physical address, tax identification number and other information that will help Custodian to identify and verify the Fund’s identity such as organizational documents, certificate of good standing, license to do business or other pertinent identifying information. The Fund agrees that Custodian cannot open an Account hereunder unless and until Custodian verifies the Fund’s identity in accordance with its CIP.

11.    A copy of the Agreement and Declaration of Trust of the Fund is on file with the Secretary of State of the State of Delaware, and notice is hereby given that this instrument is executed on behalf of the Board of Trustees of the Fund as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund.

12.    Except as expressly provided in this Agreement, nothing in this Agreement shall be deemed to create, and both the Fund and Custodian expressly disclaim, any agency, joint venture, partnership or association between the Fund and Custodian or any subsidiary or affiliate of either, and nothing in this Agreement shall be deemed to provide the Fund or Custodian with the right, power or authority, whether expressed or implied, to create any such duty or obligation.

13.    With respect to each Instruction for a cash transfer, when the Instruction is to credit or pay a party by both a name and a unique numeric or alpha-numeric identifier (e.g., IBAN or ABA or account number), Custodian and any other bank participating in the cash transfer will be entitled to rely solely on such numeric or alpha-numeric identifier, even if it identifies a party different from the party named. Such reliance on an identifier will apply to beneficiaries named in the Instruction, as well as any financial institution that is designated in the Instruction to act as an intermediary in such cash transfer. To the extent permitted by applicable law, the parties will be bound by the rules of any transfer system used to effect a cash transfer under this Agreement.

14.    At the Fund’s request pursuant to Instructions, subject to Custodian’s approval and as an accommodation to the Fund, Custodian will provide consolidated recordkeeping services reflecting on statements provided to the Fund securities and other assets not held by Custodian (“Non-Custody Assets”). Non-Custody Assets will be designated on Custodian’s books as “assets not held in custody” or by other similar designation and will not be considered held under this Agreement. The Fund acknowledges and agrees that, notwithstanding anything contained elsewhere in this Agreement, (a) the Fund will have no security entitlement against Custodian with respect to Non-Custody Assets, (b) Custodian will rely, without independent verification, on information provided by the Fund or its designee regarding Non-Custody Assets (including positions and market valuations) and (c) Custodian will have no responsibility whatsoever with respect to Non-Custody Assets, provided however that without any duty to independently verify information regarding Non-Custody Assets Custodian will use reasonable care to record and report information regarding Non‑Custody Assets provided to it.

[Signature Page Follows]

IN WITNESS WHEREOF, the Fund and Custodian have caused this Agreement to be executed by their respective officers, thereunto duly authorized, as of the day and year first above written.

PRINCIPAL DIVERSIFIED SELECT REAL ASSET FUND

By:    /s/ Sara L. Reece
Name:    Sara L. Reece
Title:    Vice President and Controller

By:    /s/ Dan L. Westholm
Name:    Dan L. Westholm
Title:    Assistant Treasurer

THE BANK OF NEW YORK MELLON

By:    /s/ Sandra Ricardo
Name:    Sandra Ricardo
Title:    Vice President

SCHEDULE I
Certificate of Authorized Persons

Name	Title	Signature
Michael J. Beer	President and Chief Executive Officer	/s/ Michael J. Beer
Randy L. Bergstrom	Assistant Tax Counsel	/s/ Randy L. Bergstrom
Jennifer A. Block	Deputy Chief Compliance Officer	/s/ Jennifer A. Block
Tracy Bollin	Chief Financial Officer	/s/ Tracy Bollin
Gina Graham	Treasurer	/s/ Gina Graham
Laura Latham	Assistant Counsel and Assistant Secretary	/s/ Laura Latham
Diane Nelson	AML Officer	/s/ Diane Nelson
Sara L. Reece	Vice President and Controller	/s/ Sara L. Reece
Teri R. Root	Chief Compliance Officer	/s/ Teri R. Root
Britney L. Schnathorst	Assistant Counsel and Assistant Secretary	/s/ Britney L. Schnathorst
Adam U. Shaikh	Assistant Counsel	/s/ Adam U. Shaikh
John L. Sullivan	Assistant Counsel and Assistant Secretary	/s/ John L. Sullivan
Dan L. Westholm	Assistant Treasurer	/s/ Dan L. Westholm
Beth C. Wilson	Vice President and Secretary	/s/ Beth C. Wilson
Clint Woods	Counsel, Vice President and Assistant Secretary	/s/ Clint Woods
Jared Yepsen	Assistant Tax Counsel	/s/ Jared Yepsen

SCHEDULE II

SCHEDULE III
Subcustodians

Country/Market	Subcustodian
Argentina	Citibank N.A., Argentina
Australia	Citigroup Pty Limited
Australia	The Hongkong and Shanghai Banking Corporation Limited
Austria	UniCredit Bank Austria AG
Bahrain	HSBC Bank Middle East Limited
Bangladesh	The Hongkong and Shanghai Banking Corporation Limited
Belgium	The Bank of New York Mellon SA/NV
Bermuda	HSBC Bank Bermuda Limited
Botswana	Stanbic Bank Botswana Limited
Brazil	Citibank N.A., Brazil
Brazil	Itaú Unibanco S.A.
Bulgaria	Citibank Europe plc, Bulgaria Branch
Canada	CIBC Mellon Trust Company (CIBC Mellon)
Cayman Islands	The Bank of New York Mellon
Channel Islands	The Bank of New York Mellon
Chile	Banco de Chile
Chile	Itaú Corpbanca S.A.
China	HSBC Bank (China) Company Limited
Colombia	Cititrust Colombia S.A.
Costa Rica	Banco Nacional de Costa Rica
Croatia	Privredna banka Zagreb d.d.
Cyprus	BNP Paribas Securities Services
Czech Republic	Citibank Europe plc, organizacni slozka
Denmark	Skandinaviska Enskilda Banken AB (Publ)
Egypt	HSBC Bank Egypt S.A.E.
Estonia	SEB Pank AS
Eswatini	Standard Bank Eswatini Limited
Euromarket	Clearstream Banking S.A.
Euromarket	Euroclear Bank
Finland	Skandinaviska Enskilda Banken AB (Publ)
France	BNP Paribas Securities Services S.C.A.
France	The Bank of New York Mellon SA/NV
Germany	The Bank of New York Mellon SA/NV, Asset Servicing,Niederlassung Frankfurt am Main

Ghana	Stanbic Bank Ghana Limited
Greece	BNP Paribas Securities Services
Hong Kong	The Hongkong and Shanghai Banking Corporation Limited
Hungary	Citibank Europe plc. Hungarian Branch Office
Iceland	Landsbankinn hf.
India	Deutsche Bank AG
India	The Hongkong and Shanghai Banking Corporation Limited
Indonesia	Deutsche Bank AG
Ireland	The Bank of New York Mellon
Israel	Bank Hapoalim B.M.
Italy	The Bank of New York Mellon SA/NV
Japan	Mizuho Bank, Ltd.
Japan	MUFG Bank, Ltd.
Jordan	Standard Chartered Bank, Jordan Branch
Kazakhstan	Citibank Kazakhstan Joint-Stock Company
Kenya	Stanbic Bank Kenya Limited
Kuwait	HSBC Bank Middle East Limited, Kuwait
Latvia	AS SEB banka
Lithuania	AB SEB bankas
Luxembourg	Euroclear Bank
Malawi	Standard Bank PLC
Malaysia	Deutsche Bank (Malaysia) Berhad
Malta	The Bank of New York Mellon SA/NV, Asset Servicing, Niederlassung Frankfurt am Main
Mauritius	The Hongkong and Shanghai Banking Corporation Limited
Mexico	Banco S3 Mexico S.A.
Mexico	Citibanamex
Morocco	Citibank Maghreb S.A.
Namibia	Standard Bank Namibia Limited
Netherlands	The Bank of New York Mellon SA/NV
New Zealand	The Hongkong and Shanghai Banking Corporation Limited
Nigeria	Stanbic IBTC Bank Plc.
Norway	Skandinaviska Enskilda Banken AB (Publ)
Oman	HSBC Bank Oman S.A.O.G.
Pakistan	Deutsche Bank AG
Panama	Citibank N.A., Panama Branch
Peru	Citibank del Peru S.A.
Philippines	Deutsche Bank AG
Poland	Bank Polska Kasa Opieki S.A.
Portugal	Citibank Europe Plc

Qatar	HSBC Bank Middle East Limited, Doha
Romania	Citibank Europe plc Dublin, Romania Branch
Russia	AO Citibank
Russia	PJSC ROSBANK
Saudi Arabia	HSBC Saudi Arabia
Serbia	UniCredit Bank Serbia JSC
Singapore	DBS Bank Ltd
Slovak Republic	Citibank Europe plc, pobocka zahranicnej banky
Slovenia	UniCredit Banka Slovenija d.d.
South Africa	Standard Chartered Bank
South Africa	The Standard Bank of South Africa Limited
South Korea	Deutsche Bank AG
South Korea	The Hongkong and Shanghai Banking Corporation Limited
Spain	Banco Bilbao Vizcaya Argentaria, S.A.
Spain	Santander Securities Services, S.A.U.
Sri Lanka	The Hongkong and Shanghai Banking Corporation Limited
Sweden	Skandinaviska Enskilda Banken AB (Publ)
Switzerland	Credit Suisse (Switzerland) Ltd.
Switzerland	UBS Switzerland AG
Taiwan	HSBC Bank (Taiwan) Limited
Tanzania	Stanbic Bank Tanzania Limited
Thailand	The Hongkong and Shanghai Banking Corporation Limited
Tunisia	Union Internationale de Banques
Turkey	Deutsche Bank A.S.
U.A.E.	HSBC Bank Middle East Limited, Dubai
U.K.	Depository and Clearing Centre (DCC) Deutsche Bank AG, London Branch
U.K.	The Bank of New York Mellon
U.S.A.	The Bank of New York Mellon
U.S.A. Precious Metals	HSBC Bank, USA, N.A.
Uganda	Stanbic Bank Holdings Limited
Ukraine	JSC "Citibank"
Uruguay	Banco Itaú Uruguay S.A.
Vietnam	HSBC Bank (Vietnam) Ltd
WAEMU	Société Générale Côte d'Ivoire
Zambia	Stanbic Bank Zambia Limited
Zimbabwe	Stanbic Bank Zimbabwe Limited